
                                                                  Exhibit (d)(6)

                                SODEXHO GUARANTY

                           Dated as of March 27, 1998

                                      From

                             SODEXHO ALLIANCE, S.A.

                                  as Guarantor

                                   in favor of

                        THE LENDER PARTIES REFERRED TO IN
                     THE CREDIT AGREEMENT REFERRED TO HEREIN
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                                TABLE OF CONTENTS


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                                                                                             PAGE
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
         SECTION 1. Guaranty....................................................................2
         SECTION 2. Purchase Option.............................................................2
         SECTION 3. Guaranty Absolute...........................................................2
         SECTION 4. Waivers and Acknowledgments.................................................3
         SECTION 5. Subrogation and Subordination...............................................4
         SECTION 6. Payments Free and Clear of Taxes, Etc.......................................5
         SECTION 7. Representations and Warranties..............................................8
         SECTION 8. Financial Reporting Obligations............................................10
         SECTION 9. Financial Covenants........................................................11
         SECTION 10.  Negative Covenants.......................................................14
         SECTION 11.  Events of Default........................................................17
         SECTION 12.  Amendments, Etc..........................................................19
         SECTION 13.  Notices, Etc.............................................................20
         SECTION 14.  No Waiver; Remedies......................................................20
         SECTION 15.  Right of Set-off.........................................................20
         SECTION 16.  Indemnification..........................................................21
         SECTION 17.  Continuing Guaranty; Assignments Under the Credit Agreement..............21
         SECTION 18.  Judgment.................................................................21
         SECTION 19.  Governing Law; Jurisdiction; Waiver of Jury Trial, Etc...................22

                                                               Exhibit 99.(d)(6)

                                SODEXHO GUARANTY


         GUARANTY dated as of March 27, 1998 (the "Guaranty") made by SODEXHO ALLIANCE, S.A., a societe anonyme organized under the laws of France (the "Guarantor"), in favor of the Administrative Agent and the Lenders (as defined in the Credit Agreement referred to below) (the Administrative Agent and the Lenders being the "Lender").

                              PRELIMINARY STATEMENT

         (1) The Lenders and Societe Generale, as Administrative Agent for the Lenders, are parties to a Credit Agreement dated as of January 30, 1998 (said Agreement, as it may hereafter be amended, supplemented or otherwise modified from time to time, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined, except that for all purposes hereof, the term "Subsidiaries" of the Guarantor shall include at all times the Borrower and Sodexho Marriott Operations, Inc., a Delaware corporation ("Sodexho Operations"), and each of their Subsidiaries; provided that neither New Marriott nor any Person that will become a Subsidiary of New Marriott upon consummation of the Transaction shall be a Subsidiary of the Guarantor, the Borrower or Sodexho Operations for any purpose under this Agreement) with Marriott International, Inc. (which will be renamed Sodexho Marriott Services, Inc. on the Funding Date), a Delaware corporation (the "Borrower").

         (2) It is a condition precedent to the making of Advances under the Credit Agreement that the Guarantor, which is to be, upon consummation of the Transaction, the owner of between 40.01% and 49.9% of the outstanding shares of capital stock of the Borrower, shall have executed and delivered this Guaranty.

         (3) The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents.

         (4) The aggregate principal amount of the Advances guaranteed hereunder is U.S. $620,000,000. The interest rate applicable thereto shall be at
(i) the Base Bate, or (ii) an Applicable Margin above the Eurodollar Bate for Interest Periods of 1, 2, 3, 6, 9 or 12 months, varying from 0.35% to 1.125% per annum, in each case, as specified in the Credit Agreement.

         NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Advances under the Credit Agreement, the Guarantor hereby agrees as follows:

         SECTION 1. Guaranty. The Guarantor hereby unconditionally and irrevocably guarantees (a) the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrower now or hereafter existing under the Loan Documents, for principal plus all other amounts due thereunder upon acceleration of the Borrower's Obligations under the Credit Agreement and (b) the payment of interest, fees and other amounts (other than principal) which remain unpaid five (5) Business Days after such interest, fees and other amounts become due under the Loan Documents (such Obligations under (a) and (b) above being the "Guaranteed Obligations"), and agrees to pay any and all reasonable expenses (including counsel fees and expenses) incurred by the Administrative Agent or any other Lender Party in enforcing any rights under this Guaranty. Without limiting the generality of the foregoing, the Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Administrative Agent or any other Lender Party under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower.

         SECTION 2. Purchase Option. At any time in which payment is required from the Guarantor pursuant to Section 1 above, the Guarantor may, in lieu of making payment pursuant thereto, purchase within two Business Days after the same becomes due, by payment in same day funds to the Administrative Agent's Account, the amount of the Obligations of the Borrower, whether for principal, interest, expenses, fees or otherwise then due and payable under the Loan Documents and not otherwise then paid. Upon such payment the Guarantor shall have been deemed to have purchased without recourse to or representation or warranty from any of the Lenders such Obligations, subject to Section 5 hereof. If payment is made of the purchase price of the full amount of all Obligations of the Borrower, the Lender Parties shall execute the documents referred to in
Section 5.

         SECTION 3. Guaranty Absolute. The Guarantor guarantees, to the fullest extent permitted under applicable law, that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any other Lender Party with respect thereto. The Obligations of the Guarantor under this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under the Loan Documents, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of the Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

          (a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto as against any other Loan Party;

          (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or any of its Subsidiaries or otherwise;

          (c) any change, restructuring or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries;

          (d) any failure of any Lender Party to disclose to the Borrower or the Guarantor any information relating to the business, financial condition, results of operations or prospects of any other Loan Party now or in the future known to any Lender Party (the Guarantor waiving any duty on the part of the Lender Parties to disclose such information); or

          (e) any other circumstance (including, without limitation, to the maximum extent permitted under applicable law, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent or any other Secured Party that might otherwise constitute a defense available to, or a discharge of, the Borrower, the Guarantor or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

         SECTION 4. Waivers and Acknowledgments. (a) The Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Administrative Agent or any other Lender Party protect, secure, perfect or insure any lien or any property subject thereto or exhaust any right or take any action against the Borrower or any other Person or any collateral security.

          (b) The Guarantor hereby waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

          (c) The Guarantor acknowledges that the waivers set forth in this
Section 4 are knowingly made in contemplation of the benefits to be received by it as referred to in Preliminary Statement (3).

          SECTION 5. Subrogation and Subordination. The Guarantor will not exercise any rights that it may now or hereafter acquire against the Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Guarantor's Obligations under this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any other Lender Party against the Borrower or any other insider guarantor or any collateral security, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, and all such rights shall be subordinated, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash or purchased by the Guarantor in full for cash. If any amount shall be paid to the Guarantor in violation of the preceding sentence at any time prior to the payment in full in cash of the Guaranteed Obligations or the purchase in full by the Guarantor for cash of the Guaranteed Obligations and the payment in full in cash of all other amounts payable under this Guaranty such amount shall be held in trust for the benefit of the Administrative Agent and the other Lender Parties and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) the Guarantor shall make payment to the Administrative Agent or any other Lender Party of all or any part of the Guaranteed Obligations, or shall purchase all or any part of the Guaranteed Obligations, pursuant to
Section 1, Section 2 or Section 11 hereof, and (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall be purchased or paid in full in cash, the Administrative Agent and the other Lender Parties will, at the Guarantor's request and expense, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation or purchase, as the case may be, to the Guarantor of an interest in, all or such part of, the Guaranteed Obligations resulting from such payment or purchase by the Guarantor.

          SECTION 6. Payments Free and Clear of Taxes, Etc. (a) Any and all payments by the Guarantor hereunder shall be made, in accordance with Section
2.10 of the Credit Agreement, free and clear of and without deduction for any and all present or future Taxes. If the Guarantor shall be required by law to deduct any

Taxes from or in respect of any sum payable hereunder to any Lender Party or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Lender Party or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Guarantor shall make such deductions and (iii) the Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

          (b) In addition, the Guarantor agrees to pay any present or future Other Taxes.

          (c) The Guarantor shall indemnify each Lender Party and the Administrative Agent for and hold it harmless against the full amount of Taxes and Other Taxes, and for the full amount of Taxes and Other Taxes on amounts payable under this Section, imposed on or paid by such Lender Party or the Administrative Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender Party or the Administrative Agent (as the case may be) makes written demand therefor, accompanied by a certificate of such Lender Party setting forth the amount thereof, the basis therefor and the calculation thereof; provided, however, that the Guarantor shall not be obligated to make payment to such Lender Party or the Administrative Agent (as the case may be) pursuant to this
Section in respect of penalties, additions to tax, interest, expenses and other liabilities attributable to any Taxes or Other Taxes, if (i) written demand therefor has not been made by such Lender Party or the Administrative Agent within 30 Business Days from the date on which such Lender Party or the Administrative Agent received written notice of an imposition of Taxes or Other Taxes by the relevant taxing or governmental authority (but only to the extent that the Guarantor is materially damaged as a result of such failure), (ii) such penalties, additions to tax, interest, expenses and other liabilities have accrued as a result of the failure of such Lender Party to remit the amount of any indemnity payment it receives from the Guarantor pursuant to this Section to a taxing authority or (iii) such penalties, additions to tax, interest, expenses and other liabilities are attributable to the gross negligence or willful misconduct of such Lender Party or the Administrative Agent. After a Lender Party or the Administrative Agent (as the case may be) receives notice of an assessment of Taxes or Other Taxes, such Lender Party or Administrative Agent will act in good faith to promptly notify the Guarantor of its obligations hereunder.

          (d) Within 30 days after the date of any payment of Taxes, the Guarantor shall furnish to the Administrative Agent, at its address referred to in Section 13, the original or a certified copy of a receipt evidencing such payment, except to the extent such receipt or other document is not legally available, in which case the Guarantor will furnish other satisfactory evidence of such payment.

          (e) Each Lender Party organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of the Credit Agreement in the case of each Initial Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as requested in writing by the Guarantor (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Administrative Agent and the Guarantor with two original Internal Revenue Service forms 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender Party is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to the Credit Agreement, the Notes or this Guaranty. If the forms provided by a Lender Party at the time such Lender Party first becomes a party to the Credit Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender Party provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender Party assignee becomes a party to the Credit Agreement, the Lender Party assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includible in Taxes) United States withholding tax, if any, applicable with respect to the Lender Party assignee on such date.

          (f) For any period with respect to which a Lender Party has failed to provide the Guarantor with the appropriate form described in subsection (e) above (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under subsection (e) above), such Lender Party shall not be entitled to indemnification under subsection (a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however that should a Lender Party become subject to Taxes because of its failure to deliver a form required hereunder, the Guarantor shall take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such Taxes at such Lender Party's expense.

          (g) If a Lender Party shall become aware that it is entitled to receive a refund from a relevant taxing or governmental authority in respect of Taxes or Other Taxes as to which it has been indemnified by the Guarantor pursuant to this Section, it shall promptly notify the Guarantor of the availability of such refund and shall, within 30 days after receipt of a request by the Guarantor (whether as a result of notification that it has made to the Guarantor or otherwise) make a claim to such taxing or governmental authority for such refund at the Guarantor's expense; provided that the Guarantor agrees to indemnify such Lender Party for any adverse tax consequences resulting from the making of such claim for refund. If such Lender Party finally and irrevocably receives a refund of any Taxes or Other Taxes (including penalties, additions to tax, and interest) for which it has been indemnified by the Guarantor pursuant to this Section, or which the Guarantor has paid pursuant to this Section, then, to the extent such Lender Party may do so without jeopardizing the right to such refund or the right to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled, it shall promptly notify the Guarantor of such refund and shall within 30 days from the date of receipt of such refund pay to the Guarantor the portion of such refund (including the after-tax amount of any interest paid by the relevant taxing or governmental authority with respect to such refund) that the Lender Party determines would leave such Lender Party in no worse position than if no Taxes or Other Taxes had been imposed (but in no case shall such portion exceed the amount of the indemnity payments made, or Taxes or Other Taxes (including penalties, additions to tax, and interest) paid, by the Guarantor under this Section that gave rise to such refund), net of all out-of-pocket expenses of such Lender Party and without interest, provided, however, that the Guarantor, upon the request of such Lender Party agrees to repay the amount paid over to the Guarantor (plus penalties, interest or other charges due to the appropriate authorities in connection therewith) to such Lender party in the event such Lender Party is required to repay such refund to such relevant authority.

          (h) Any Lender Party claiming any additional amounts payable pursuant to this Section agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office or take such other actions as may be reasonably requested by the Guarantor, if the making of such a change or the taking of such an action would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be disadvantageous to such Lender Party; provided, that the mere existence of quantifiable fees, charges, costs and expenses that the Guarantor has offered and agreed to pay on behalf of such Lender Party shall not be deemed to be disadvantageous to such Lender Party.

          SECTION 7. Representations and Warranties. The Guarantor hereby represents and warrants as follows:

          (a) The Guarantor (i) is a societe anonyme duly organized and validly existing under the laws of France and (ii) has all requisite corporate power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

          (b) The execution, delivery and performance by the Guarantor of this Guaranty and the other transactions contemplated hereby (excluding for the avoidance of doubt the transactions under the Senior Debt Credit Agreement (as hereinafter defined) and the Collateral Documents as defined therein), are within the Guarantor's corporate powers, have been duly authorized by all necessary corporation action, and do not (i) contravene the Guarantor's constitutive documents, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award applicable to it the violation of which would reasonably be expected to have a Material Adverse Effect, (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instruments binding on or affecting the Guarantor or any of its Subsidiaries or any of their properties, which conflict, default or breach would reasonably be expected to have a Material Adverse Effect, or (iv) result in or require the creation or imposition of any Lien upon or with respect to any material portion of the properties of the Guarantor or any of its Subsidiaries. Neither the Guarantor nor any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which would reasonably be expected to have a Material Adverse Effect.

          (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery, recordation, filing or performance by the Guarantor of this Guaranty, or for the consummation of the other transactions contemplated hereby (excluding for the avoidance of doubt the transactions under the Senior Debt Credit Agreement and the Collateral Documents as defined therein), except for authorizations, approvals, actions, notices and filings the absence of which would not reasonably be expected to have a Material Adverse Effect.

          (d) This Guaranty has been duly executed and delivered by the Guarantor. This Guaranty is the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general equitable principles.

          (e) There is no action, suit, investigation, litigation or proceeding affecting the Guarantor or any of its Subsidiaries, including any Environmental

Action, pending or threatened before any court, governmental agency or arbitrator that would reasonably be expected to have a Material Adverse Effect.

          (f) The audited Consolidated balance sheet of the Guarantor and its Subsidiaries as at August 31, 1997, and the related Consolidated statements of income and cash flows of the Guarantor and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of an internationally recognized firm of independent public accountants, the originals of which, in each case, have been produced in French and accompanied by an English translation thereof, copies of which have been furnished to each Lender Party, have been properly prepared and give a [true and] fair view of the assets, liabilities, financial position and results of the Group in accordance with accounting principles and practices generally accepted and adopted in France under the "Plan Compatible General" and "Code de Commerce" ("French GAAP") and since August 31, 1997, there has been no material adverse change in the business, assets or financial condition of the Guarantor and its Subsidiaries taken as a whole.

          (g) The information, exhibits and reports furnished by the Guarantor to any Lender Party in connection with the negotiation of this Guaranty or pursuant to the terms of the Loan Documents, taken as a whole, did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein not misleading.

          (h) The Guarantor is not an "investment company" as such term is defined in the Investment Company Act of 1940, as amended. Neither the making of this Guaranty, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

          (i) Except to the extent that the same would not reasonably be expected to have a Material Adverse Effect, the operations and properties of the Guarantor and each of its Substantial Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that could reasonably be expected to (i) form the basis of an Environmental Action against the Guarantor or any of its Subsidiaries or any of their properties or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

          (j) There are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived.

          As used in this Guaranty, the term "Material Adverse Effect" means a material adverse effect on (a) the business, financial condition or results of operations of the Guarantor and its Subsidiaries taken as a whole, (b) the rights and remedies of the Administrative Agent and the Lenders under the Guaranty or (c) the ability of the Guarantor to perform its Obligations under the Guaranty, and the term "Substantial Subsidiary" means, on any date, any Subsidiary of the Guarantor (i) whose revenues for the four fiscal quarters of the Guarantor most recently ended on or prior to such date equaled or exceeded 5% of the Consolidated revenues of the Guarantor and its Subsidiaries for such period or (ii) whose assets as of such date equaled or exceeded 5% of the Consolidated assets of the Guarantor and its Subsidiaries as of such date.

          SECTION 8. Financial Reporting Obligations. The Guarantor covenants and agrees that, so long as any part of the Guaranteed Obligations shall remain unpaid or any Lender Party shall have any Commitment, the Guarantor will, unless the Required Lenders shall otherwise consent in writing:

          (a) Semi-Annual Financials. Furnish to the Lenders, as soon as available and in any event within 120 days after the end of each semi-annual period, a Consolidated balance sheet of the Guarantor as of the end of such period and unaudited Consolidated statements of income and cash flows of the Guarantor for such semi-annual period, all in reasonable detail and duly certified (subject to year-end adjustments) by the Chief Financial Officer of the Guarantor as having been prepared in accordance with French GAAP, together with (i) a certificate of said officer stating that no Default in respect of a Guarantor Event of Default has occurred and is continuing or, if such a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Guarantor has taken or proposes to take with respect thereto and
(ii) a schedule in form satisfactory to the Administrative Agent of the computations used by the Guarantor in determining compliance with the covenants contained in Section 9.

          (b) Annual Financials. Furnish to the Lenders, as soon as available and in any event within 120 days after the end of each Fiscal Year, a copy of the annual audit report for such year for the Guarantor, including therein a Consolidated balance sheet of the Guarantor as of the end of such Fiscal Year and Consolidated statements of income and cash flows of the Guarantor for such Fiscal Year, in each case accompanied by an opinion, and an English translation thereof, of an internationally recognized independent public accounting firm to the effect that such financial statements have been properly prepared and give a [true and] fair view of the assets, liabilities, financial position and results of the Group in accordance with French GAAP, together with (i) a certificate of the Chief Financial Officer of the Guarantor stating that no Default in respect of a Guarantor Event of Default has occurred and is continuing, or if such a Default has occurred and is continuing, a statement as to the nature thereof and the action the Guarantor has taken or proposes to take with respect thereto and
(ii) a schedule in form satisfactory to the Administrative Agent of the computations used by the Guarantor in determining compliance with the covenants contained in
Section 9.

          (c) Default Notice. As soon as possible and in any event within five Business Days after a Responsible Officer of the Guarantor has knowledge of the occurrence of a Guarantor Event of Default, furnish to the Lenders a statement setting forth details of such Guarantor Event of Default and the action that the Guarantor has taken or proposes to take with respect thereto.

          (d) Other Information. Provide such other information respecting the business, financial condition, results of operations or prospects of the Guarantor and its Subsidiaries as any Lender (through the Administrative Agent) may from time to time reasonably request.

          SECTION 9. Financial Covenants. The Guarantor covenants and agrees that, so long as any part of the Guaranteed Obligations shall remain unpaid or any Lender Party shall have any Commitment, the Guarantor will, unless the Required Lenders shall otherwise consent in writing:

          (a) Leverage Ratio. Maintain at the end of each six-month fiscal period of the Guarantor and its Subsidiaries ending on a date set forth below, a ratio of Net Consolidated Financial Indebtedness to Adjusted Net Worth of not more than the ratio set forth below for such date:

                          Date                                       Ratio
                          ----                                       -----
  August 31, 1998 and February 28, 1999........................      1.25
  August 31, 1999 and February 29, 2000........................      1.10
  August 31, 2000 and February 28, 2001........................      0.85
  The last day of each August and February thereafter..........      0.75

where:

          "Adjusted Net Worth" means, at any time, the sum of:

          (i) the amount of shareholders' funds ("capitaux propres") as shown in the Group's then most recent consolidated balance sheet;

          (ii) the amount of minority interests ("interets minoritaires") as shown in the Group's then most recent consolidated balance sheet; and

          (iii) the amount of goodwill arising on acquisitions ("ecarts de premiere consolidation") which has been written off against reserves, minority interests or amortized (but only to the extent that such write-off or amortization has been deducted in computing profit, reserves or minority interests), such amount to be calculated on a cumulative basis since August 31, 1994.

          "Financial Indebtedness" means, in relation to any person at any time, any indebtedness of that person, whether actual or contingent, present or future, in respect of:

          (i) total financial debt ("dettes financieres") including moneys borrowed, debit balances at banks and any debenture, bond, note, loan stock or other debt security;

          (ii) receivables sold or discounted (otherwise than on a non-recourse basis), acceptance credits and other arrangements required to be given similar treatment under French GAAP;

          (iii) the obligations under capital and operating leases ("credit-bail") or other contracts required to be given similar treatment under French GAAP;

          (iv)      any guarantee of any person in respect of any of the above,

excluding Financial Indebtedness in respect of Guaranteed Investments, but no particular Financial Indebtedness shall be taken into account more than once (so that, for example, a guaranty shall be excluded to the extent the Financial Indebtedness guaranteed thereby is already taken into account) (and, in the case of Financial Indebtedness of any member of the Group, there shall also be excluded (i) any Financial Indebtedness owing to any member of the Group (ii) (for avoidance of doubt) any performance guaranty issued in favor of Spirit Marine (as referred to in the AFA (as hereinafter after defined)) in respect of the contractual arrangements entered into by Spirit Cruises (as referred to in the AFA) and (iii) (for avoidance of doubt) the Financial Indebtedness of any person guaranteed by a member of the Group if that person is not a member of the Group).

          "Group" means, at any time, the Guarantor, its Subsidiaries at such time and any other entity the accounts of which would be fully consolidated with those of the Guarantor in its Consolidated financial statements if such statements were prepared as of such time but, for avoidance of doubt, excluding any holding company of the Guarantor or any Subsidiary of such holding company not being a Subsidiary of the Guarantor.

          "Guaranteed Investments" means, in relation to any member of the Group, amounts invested by that member of the Group in order to finance on behalf of a customer, whether by "credit-bail" or leasing transaction or other means, the construction and/or installation of a facility to be utilized in connection with an operating contract awarded to it or any other member of the Group on terms which provide that the financing costs of the relevant investment is not to be borne by the relevant member of the Group,

          "Net Consolidated Financial Indebtedness" means, at any time, the Financial Indebtedness of the Group less the amount of cash at hand and marketable securities ("disponibilites et valeurs mobilieres de placement") as shown in the Group's consolidated accounts excluding for the avoidance of doubt reserved funds relating to the vouchers activity ("fonds reserves").

          (b) Interest Expense Coverage Ratio. Maintain at the end of each six-month fiscal period ending on a date set forth below, a ratio of EBIT to Net Consolidated Interest Expense of not less than the ratio set forth below in respect of such date for the period of two consecutive semi-annual fiscal periods ending on such date:

                               Date                                      Ratio
                               ----                                      -----
    February 28, 1999..............................................      3.00
    August 31, 1999 and February 29, 2000..........................      3.25
    August 31, 2000 and February 28, 2001..........................      3.75
    The last day of each August and February thereafter............      4.00

where:

          "EBIT" means, in relation to any period, the "resultat d'exploitation consolide" (as determined in accordance with French GAAP) as shown in the consolidated accounts of the Group for that period excluding for the avoidance of doubt any charge for (a) amortization of goodwill ("amortissement d'ecarts d'aquisition") and (b) Integration Costs in respect of the Transaction in an amount not to exceed, in aggregate for all such deductions taken over the term of the Facility, $45,000,000 less the amount of such costs classified by the Guarantor's independent public accountants, and recorded, as capitalized expenses, in each case, to the extent deducted in computing "resultat d'exploitation".

          "Integration Costs" means costs incurred in connection with the combination of the businesses of MMS, ICC, Sodexho Canada, MMS Canada and their respective Subsidiaries and Affiliates.

          "Net Consolidated Interest Expense" means, for any period, the "resultat financier consolide" (as determined in accordance with French GAAP) as shown in the Group's consolidated accounts for that period after excluding any foreign exchange gains or losses and any amortization provision ("dotations et reprises aux amortissements et provisions") made, to the extent included within the "resultat financier consolide" during that period.

          SECTION 10. Negative Covenants. The Guarantor covenants and agrees that, so long as any part of the Guarauteed Obligations shall remain unpaid or any Lender Party shall have any Commitment, the Guarantor will not, without the prior written consent of the Required Lenders:

          (a) Debt. Allow the aggregate U.S. dollar amount of any (i) Debt incurred by or assumed by the Borrower or any of its Subsidiaries (other than current accounts) from the Guarantor or any of its Subsidiaries (other than the Borrower or any of its Subsidiaries); and (ii) equity invested by the Guarantor or any of its Subsidiaries (other than the Borrower or any of its Subsidiaries) in the Borrower or any of its Subsidiaries to exceed $25,000,000 per annum; provided that this Section 10(a) shall not apply to any Investment made by the Guarantor or any of its Subsidiaries (i) to cure or prevent a payment Event of Default under the Credit Agreement or (ii) pursuant to the Cash Payment.

          (b) Negative Pledge. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties of any character (including, without limitation, accounts) or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income other than:

                    (i) any Lien permitted under Section 5.02(a) of the Senior Debt Credit Agreement (excluding Liens permitted under clause 5.02(a)(x) therein);

                    (ii) any Lien permitted under Section 5.02(a) the Credit Agreement (excluding Liens permitted under clause 5.02(a)(x) therein);

                    (iii) any Lien in effect on the date hereof under the AFA and RWCFA facilities;

                    (iv) other Liens in effect on November 1, 1997;

                    (v) any Lien constituted or evidenced by a Security Document (as defined in the AFA) or a RWC Security Document (as defined in the AFA);

                    (vi) liens arising by operation of law or in the ordinary course of business, including in respect of any client money held in trust by a Group member or rights of set-off arising by operation of law or bankers' rights of set-off,

                    (vii) group account netting and pooling arrangements entered into between members of the Group and any bankers to the Group;

                    (viii) any Lien on any asset of a member of the Group arising in respect of any escrow arrangements put into place for the purpose of a disposal or acquisition by a member of the Group permitted by the AFA;

                    (ix) any Lien on any asset acquired by a member of the Group which exists at the time of, and is not created in contemplation of, such acquisition, provided that the same does not secure any obligation which is not secured thereby at the time of such acquisition;

                    (x) any Lien on any asset which secures only Financial Indebtedness (as such term is defined in Section 9) incurred to refinance any other Financial Indebtedness secured by the same asset by any such Lien as is referred to in paragraph (ix) above, provided that the aggregate amount secured by such asset is not thereby increased;

                    (xi) any Lien created by any member of the Group to secure any Guaranteed Investments (as such term is defined in Section 9) made or to be made by it;

                    (xii) the Lien created by the AFA Borrower subject to the deed of deposit and security dated 2lst January 1995 between the AFA Borrower and Societe Generale in relation to the guarantee given by Societe Generale of the Loan Notes (as defined in the AFA);

                    (xiii) any Lien pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings provided that the execution or other enforcement thereof is effectively stayed and the claims served thereby are being contested at the time in good faith by appropriate proceedings and proper provision has been made for any adverse judgments;

                    (xiv) any Lien on any sum payable under any contract (or on any security representing such sum or otherwise issued pursuant to such contract) in respect of which the major part of the price receivable by a member of the Group is guaranteed or insured by, or is part of a scheme operated by, a national export credit institution or other similar institution;

                    (xv) any Lien created on the assets of any member of the Group in the course of margin trading entered into by such member as part of its normal treasury operations; and

                    (xvi) other Liens securing Debt in an amount not to exceed the higher of $100,000,000 or 5% of Adjusted Net Worth (as such term is defined in Section 9),

where:

          "AFA" means the Acquisition Facility Agreement dated 1 March 1995 (as amended), between the AFA Borrower, the banks party thereto and Societe Generale, as agent (as the same has been or may be further amended, supplemented or otherwise modified from time to time).

          "AFA Borrower" means Sodexho Gardner Merchant Alliance Limited, a company incorporated under the laws of England, ICC and the Guarantor.

          "GMSG" means Gardner Merchant Services Group Limited, a company incorporated under the laws of England.

          "RWCFA" means the Refinancing and Working Capital Facility Agreement dated 1 March 1995 between the Guarantor, GMSG and certain of its subsidiaries and Societe Generale (as the same has been or may be further amended, supplemented or otherwise modified from time to time).

          "Senior Debt Credit Agreement" means the Credit Agreement, dated as of January 30, 1998 among Sodexho Operations, the lenders party thereto, Sodexho Marriott Services, Inc. (currently called Marriott International, Inc.), as parent guarantor, and Morgan Guaranty Trust Company of New York, as documentation agent and administrative agent for the lender parties thereto (as the same may be amended, supplemented or otherwise modified from time to time).

          SECTION 11. Events of Default. If any of the following events ("Guarantor Events of Default") shall occur and be continuing:

          (a) the Guarantor shall fail to pay (i) any of the Guaranteed Obligations set forth in clause (a) of Section 1 when the same shall become due and payable under the Loan Documents, or (ii) any of the Guaranteed Obligations set forth in clause (b) of Section 1 within seven (7) Business Days after the same shall become due and payable under the Loan Documents; or

          (b) any representation or warranty made by the Guarantor (or any of its officers) under or in connection with this Guaranty shall prove to have been incorrect in any material respect when made; or

          (c) the Guarantor shall fail to perform or observe any term, covenant or agreement contained in Sections 8 or 10 herein if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender Party; or

          (d) the Guarantor shall fail to perform or observe any term, covenant or agreement contained in Section 9 herein; or

          (e) the Guarantor or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt of the Guarantor or such Subsidiary (as the case may be), that is outstanding in a principal amount of at least FRF 200 million either individually or in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to any such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption or prepayments required to be made from the proceeds of certain cash generation events or the results of operations of the Guarantor or such Subsidiary), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

          (f) the Guarantor or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Guarantor or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or the Guarantor or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

          (g) any judgment or order for the payment of money in excess of FRF 200 million shall be rendered against the Guarantor or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (h) any non-monetary judgment or order shall be rendered against the Guarantor or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (i) a material adverse change shall occur in (i) the ability of the Guarantor to perform its payment obligations under this Guaranty or (ii) the business, assets or financial condition of the Guarantor and its Subsidiaries taken as a whole, then, upon written demand by the Administrative Agent, given at the request or with the consent of the Required Lenders, the Guarantor shall forthwith purchase from the Lenders without recourse to or representation or warranty from any of the Lenders, and the Lenders shall sell and assign to the Guarantor, all Obligations of the Borrower, whether for principal, interest, expenses, fees or otherwise under the Loan Documents. The Guarantor shall effect such purchase, sale and assignment by making available to the Administrative Agent's Account, as specified in such written demand by the Administrative Agent, in same day funds an amount equal to all such Obligations. If and to the extent that the Guarantor shall not have so made the amount of its purchase price with respect to such Obligations available to the Administrative Agent, the Guarantor agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Administrative Agent to the date such amount is paid to the Administrative Agent, at a rate of 2% per annum. The Guarantor acknowledges and agrees that, notwithstanding anything in this Guaranty to the contrary, its obligation to purchase the Obligations hereunder is, to the fullest extent permitted under applicable law, absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, (i) the occurrence and continuance of any Default or Event of Default (except to the extent any such incurrence is a condition to the Guarantor's obligations hereunder), (ii) the existence of any claim, set-off, defense or other right that the Guarantor may have at any time against the Lenders, any other

Lender Party, the Borrower or any other Person, whether in connection with the transactions contemplated by this Guaranty or any unrelated transaction (provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim) or (iii) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Guarantor.

          SECTION 12. Amendments, Etc. No amendment or waiver of any provision of this Guaranty and no consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent and the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all of the Lender Parties (other than any Lender Party that is, at such time, a Defaulting Lender), (a) limit the liability of the Guarantor hereunder, (b) postpone any date fixed for payment hereunder or (c) change the number of Lender Parties required to take any action hereunder.

          SECTION 13. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopy communication) and mailed, telecopied, or delivered to it, if to the Guarantor, addressed to it at 3 Avenue Newton, 78180 Montigny-le-Bretonneux, France (telecopy number:
33-1-3085-5005), Attention: Rapael Dubrule, Corporate Secretary, with a copy to Sian Herbert-Jones, 33-1-3085-5088, if to the Administrative Agent or any Lender Party, at its address specified in the Credit Agreement, or as to any party at such other address as shall be designated by such party in a written notice to each other party. All such notices and other communications shall be effective,
(i) if given by telecopy, when transmitted to the telecopy number referred to in this Section and confirmation of receipt is received, (ii) if given by mail, 120 hours after such communication is deposited in the mails with the postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address referred to in this Section.

          SECTION 14. No Waiver; Remedies. No failure on the part of the Administrative Agent or any other Lender Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          SECTION 15. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 of the Credit Agreement to authorize the Administrative Agent to declare the Notes due aud payable pursuant to the provisions of said Section 6.01, each Lender Party and each of its respective affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender Party or such affiliate to or for the credit or the account of the Guarantor against any and all of the Obligations of the Guarantor now or hereafter existing under this Guaranty, whether or not such Lender Party shall have made any demand under this Guaranty and although such Obligations may be unmatured. Each Lender Party agrees promptly to notify the Guarantor after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender Party and its respective affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender Party and its respective affiliates may have.

          SECTION 16. Indemnification. Without limitation on any other Obligations of the Guarantor or remedies of the Lender Parties under this Guaranty, the Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless each Lender Party from and against, and shall pay on demand, any and all losses, liabilities, damages, costs, expenses and charges (including the reasonable fees and disbursements of such Lender Party's legal counsel) suffered or incurred by such Lender Party as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of any Loan Party intended to be obligated therefor, enforceable against such Loan Party in accordance with their terms.

          SECTION 17. Continuing Guaranty; Assignments Under the Credit Agreement. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of the purchase or payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and the Termination Date, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Administrative Agent and the other Lender Parties and their successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender Party may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitment, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender Party herein or otherwise, in each case as and to the extent provided in Section 8.07 of the Credit Agreement.

          SECTION 18. Judgment. To the fullest extent permitted under applicable law, the obligation of the Guarantor in respect of any sum due from it in any currency (the "Primary Currency") to any Lender hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day of receipt by such Lender of any sum adjudged to be so due in such other currency, such Lender may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender in the applicable Primary Currency, the Guarantor agrees, to the fullest extent permitted under applicable law, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender in the applicable Primary Currency, such Lender agrees to remit to the Guarantor such excess.

          SECTION 19. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc.
(a) This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.

          (b) The Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and the Guarantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Guarantor hereby further irrevocably appoints and empowers Corporation Service Company (the "Process Agent") as its agent in the State of New York pursuant to the designation of agent for service delivered (or to be delivered) pursuant to Section 3.02(k)(xxii) of the Credit Agreement to receive on behalf of the Guarantor and its property service of copies of the summons and complaint and any other process that may be served in any action or proceeding arising out of or relating to this Guaranty, aud the Guarantor hereby irrevocably authorizes the Administrative Agent to file such designation of agent for service with any appropriate authority at such time and from time to time as the Administrative Agent, in its sole discretion, shall elect. The Guarantor hereby further irrevocably consents to the service of process in any such action or proceeding in such courts by the mailing thereof by any parties to any of the Loan Documents by registered or certified mail, postage prepaid, to the Process Agent, and hereby further agrees that the failure of the Process Agent to give any notice of any such service to the Guarantor shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. As an alternative method of service, the Guarantor hereby also irrevocably consents to the service of any and all process in any such action or proceeding in such courts by delivering copies of such process by mail (using a method requiring evidence of receipt) to the Guarantor at its address specified in Section 13. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party in the courts of any jurisdiction.

          (c) To the extent that the Guarantor has or hereafter may acquire any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Guarantor hereby irrevocably waives such immunity in respect of its obligations under this Guaranty.

          (d) The Guarantor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party in any such New York State or federal court. The Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (e) The Guarantor hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the transactions contemplated thereby or the actions of the Administrative Agent or any other Lender Party in the negotiation, administration, performance or enforcement thereof.

          IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.


                                        SODEXHO ALLIANCE, S.A.


                                        By     /s/ Bernard Carton
                                               --------------------------------
                                        Title: Senior Vice President and Chief
                                               Financial Officer

                         ACKNOWLEDGMENT OF THE BORROWER


          The undersigned, as Borrower under the Credit Agreement dated as of January 30, 1998 (the "Credit Agreement", the terms defined therein are used herein as therein defined), among the undersigned, the Guarantor, the Lenders party thereto, Societe Generale, as Administrative Agent, and Morgan Guaranty Trust Company of New York, as Documentation Agent, hereby acknowledges the subrogation and subordination provisions set forth in Section 5 of the Guaranty and agrees not to make any payment to the Guarantor which the Guarantor is not entitled to receive pursuant to the terms of the Guaranty.


                                 MARRIOTT INTERNATIONAL, INC.
                                 (to be renamed Sodexho Marriott
                                 Services, Inc. on the Funding Date)

                                 By  /s/ Lawrence E. Hyatt
                                     ---------------------------------------
                                     Title: Senior Vice President and Chief
                                     Financial Officer